Exhibit 99.1

Regulus Therapeutics Reports Fourth Quarter and Year-End 2024 Financial Results and Recent Updates

Positive topline results from an interim analysis of the fourth cohort of patients in the Phase 1b multiple-

ascending dose (MAD) clinical trial of farabursen (RGLS8429) for the treatment of autosomal dominant polycystic kidney disease (ADPKD)

Agreement on key components of a Phase 3 single pivotal trial for potential Accelerated Approval with the U.S. Food and Drug Administration (FDA)

SAN DIEGO, CA, March 13, 2025 – Regulus Therapeutics Inc. (Nasdaq: RGLS), a biopharmaceutical company focused on the discovery and development of innovative medicines targeting microRNAs (the “Company” or “Regulus”), today reported financial results for the fourth quarter and year ended December 31, 2024, and provided a corporate update.

“Following the rapid progress in 2024 advancing farabursen for ADPKD, we recently announced interim topline data from 14 subjects in the fourth cohort of patients in the Phase 1b MAD trial, where we continued to see an encouraging safety and tolerability profile and evidence of a mechanistic dose response through increases in polycystin biomarker levels as well as results suggesting a reduction on kidney volume (htTKV) growth rate,” said Jay Hagan, CEO of Regulus. “Furthermore, we have reached alignment with FDA on the key components of the design of a Phase 3 single pivotal trial. The proposed pivotal trial includes an interim analysis to enable Accelerated Approval based on a 12-month htTKV endpoint to expedite farabursen’s development for patients living with ADPKD, who currently have limited treatment options. We look forward to sharing topline data from all 26 subjects in cohort 4 in the coming weeks.”

Program Updates

Farabursen for ADPKD: In January 2025, the Company shared positive topline data from an interim analysis of the fourth cohort of patients in the Phase 1b MAD study of farabursen for the treatment of ADPKD. In the fourth cohort, 26 subjects received a fixed dose of 300 mg of farabursen every other week for three months. The interim analysis of the first 14 subjects of the cohort showed continued evidence of a mechanistic dose response, with similar effects on polycystins 1 and 2 (PC1 and PC2) biomarkers to cohort 3 (dosed at 3 mg/kg), which is predicted to achieve optimal kidney exposure, resulting in miR-17 inhibition. Data also suggested a reduction in htTKV growth rate after 3 months of treatment. Complete safety data from all 26 subjects demonstrated farabursen was well-tolerated, with a profile similar to the previous cohorts.

The Phase 1b MAD study is a double-blind, placebo-controlled trial evaluating the safety, tolerability, pharmacokinetics and pharmacodynamics (PK/PD) of farabursen in adult patients with ADPKD. The study is evaluating farabursen treatment across three different weight-based dose levels and one fixed dose level, including measuring changes in urinary PC1 and PC2, htTKV, and overall kidney function. PC1 and PC2 are the protein products of the PKD1 and PKD2 genes and their levels have been shown to inversely correlate with disease severity.

In December 2024, Regulus met with the FDA for an End-of-Phase 1 meeting where they reached alignment on the acceptability of the program’s CMC, non-clinical and clinical pharmacology plans and key components of a Phase 3 trial design as a single pivotal study. Key components agreed upon in the meeting include a single active dose and placebo administered every other week in a 2:1 randomization scheme, a 12-month htTKV endpoint for potential Accelerated Approval and a 24-month eGFR endpoint for potential Full Approval and an acceptable safety database size.

Financial Results

Cash, Cash Equivalents and Short-term Investments: As of December 31, 2024, Regulus had $75.8 million in cash, cash equivalents and short-term investments. The Company expects its cash runway to extend into early 2026.

Research and Development (R&D) Expenses: Research and development expenses were $9.7 million and $35.4 million for the fourth quarter and year ended December 31, 2024, respectively, compared to $5.8 million and $21.2 million for the same periods in 2023, respectively.

General and Administrative (G&A) Expenses: General and administrative expenses were $4.1 million and $14.7 million for the fourth quarter and year ended December 31, 2024, respectively, compared to $2.5 million and $10.0 million for the same periods in 2023, respectively.

Net Loss: Net loss was $12.8 million, or $0.20 per share (basic and diluted), and $46.4 million, or $0.82 per share (basic and diluted), for the fourth quarter and year ended December 31, 2024, compared to $8.1 million, or $0.40 per share (basic and diluted), and $30.0 million, or $1.58 per share (basic and diluted), for the same periods in 2023.

About ADPKD

Autosomal dominant polycystic kidney disease (ADPKD), caused by mutations in the PKD1 or PKD2 genes, is among the most common human monogenic disorders and a leading cause of end-stage renal disease. The disease is characterized by the development of multiple fluid filled cysts primarily in the kidneys, and to a lesser extent in the liver and other organs. Excessive kidney cyst cell proliferation, a central pathological feature, ultimately leads to end-stage renal disease in approximately 50% of ADPKD patients by age 60. Approximately 160,000 individuals are diagnosed with the disease in the United States alone, with an estimated global prevalence of 4 to 7 million.

About Farabursen (RGLS8429)

Farabursen is a novel, next generation oligonucleotide for the treatment of ADPKD designed to inhibit miR-17 and to preferentially target the kidney. Administration of farabursen has shown clear improvements in kidney function, size, and other measures of disease severity in preclinical models. Regulus announced completion of the Phase 1 SAD study in September 2022. The Phase 1 SAD study demonstrated that farabursen has a favorable safety and PK profile. Farabursen was well-tolerated with no serious adverse events reported and plasma exposure was approximately linear across the four doses tested. In the Phase 1b MAD study, Regulus announced topline data from the first cohort of patients in September 2023, from the second cohort of patients in March 2024, from the third cohort of patients in June 2024, and from the first 14 patients from the fourth cohort in January 2025. Patients in the fourth cohort received an open-label 300 mg fixed dose of farabursen which was administered every other week for three months. Review of complete safety data from all cohorts demonstrated that farabursen was well tolerated.

About Regulus

Regulus Therapeutics Inc. (Nasdaq: RGLS) is a biopharmaceutical company focused on the discovery and development of innovative medicines targeting microRNAs. Regulus has leveraged its oligonucleotide drug discovery and development expertise to develop a pipeline complemented by a rich intellectual property estate in the microRNA field. Regulus maintains its corporate headquarters in San Diego, CA.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements associated with the Company’s farabursen (RGLS8429) program and preclinical pipeline, the potential that farabursen may be eligible for an Accelerated Approval pathway, predictions based on and future results and outcomes suggested by the Cohort 4 data, our Phase 3 trial design including whether the FDA will ultimately determine its components and the overall design to be acceptable and sufficient to serve as a single pivotal study, planned data announcements, the timing and future occurrence of other preclinical and clinical activities, and the Company’s expected cash runway. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as “anticipates,” “believes,” “expects,” “goal,” “intends,” “look forward to,” “plans,” “potential,” “predict,” “suggest,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Regulus’ current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation: the risk that the approach we are taking to discover and develop drugs is novel and may never lead to marketable products; preliminary or topline results are based on a preliminary analysis of key efficacy and safety data, and such data may change following a more comprehensive review of the data related to the clinical trial and may not be indicative of future results; an Accelerated Approval pathway designation may not be received, or even if it is received, lead to a faster development, regulatory review or approval process, and does not increase the likelihood that farabursen will receive marketing approval; our clinical development strategy may change; the risk that preclinical and clinical studies may not be successful; risks related to regulatory review and approval; risks related to our reliance on third-party collaborators and other third parties; risks related to intellectual property; risks associated with the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics; the risk that additional data may be negative; and risks related to our ability to successfully secure and deploy capital. These and other risks are described in additional detail in Regulus’ filings with the Securities and Exchange Commission, including under the “Risk Factors” heading of Regulus’ most recently filed annual report on Form 10-K or subsequently filed quarterly report on Form 10-Q, available on the Company’s website or at www.sec.gov. All forward-looking statements contained in this press release speak only as of the date on which they were made. Regulus undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Investor Relations Contact:

Cris Calsada

Chief Financial Officer

858-202-6376

ccalsada@regulusrx.com

Media Contact:

Sarah Sutton

Argot Partners

212-600-1902

regulus@argotpartners.com

Regulus Therapeutics Inc.

Selected Financial Information

Condensed Statement of Operations

(In thousands, except share and per share data)

	Three months ended December 31,		Year ended December 31,
	2024	2023	2024	2023
Operating expenses:
Research and development	9,672	5,762	35,367	21,152
General and administrative	4,074	2,538	14,673	9,957

Total operating expenses	13,746	8,300	50,040	31,109

Loss from operations	(13,746)	(8,300)	(50,040)	(31,109)
Other income, net	955	239	3,683	1,073

Loss before income taxes	(12,791)	(8,061)	(46,357)	(30,036)
Income tax expense	—	—	(1)	(1)

Net loss	$(12,791)	$(8,061)	$(46,358)	$(30,037)

Net loss per share, basic and diluted	$(0.20)	$(0.40)	$(0.82)	$(1.58)

Weighted average shares used to compute basic and diluted net loss per share:	65,499,573	20,222,111	56,346,033	18,960,401

	December 31, 2024	December 31, 2023
Cash, cash equivalents and short-term investments	$75,777	$23,767
Total assets	84,181	30,750
Term loan, less debt issuance costs	—	1,334
Stockholders’ equity	76,408	21,187